                      ASSOCIATES FIRST CAPITAL CORPORATION

              INDEX TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Supplemental Combined Financial Statements
  Report of Independent Accountants...................................................  F-2
  Supplemental Combined Statement of Earnings -- Years Ended December 31, 1995, 1994
     and 1993.........................................................................  F-3
  Supplemental Combined Balance Sheet -- December 31, 1995 and 1994...................  F-4
  Supplemental Combined Statement of Changes in Stockholder's Equity -- Years Ended
     December 31, 1995, 1994 and 1993.................................................  F-5
  Supplemental Combined Statement of Cash Flows -- Years Ended December 31, 1995, 1994
     and 1993.........................................................................  F-6
  Notes to Supplemental Combined Financial Statements.................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Associates First Capital Corporation

     We have audited the supplemental combined statements of financial position of Associates First Capital Corporation (an indirect subsidiary of Ford Motor Company) and subsidiaries as of December 31, 1995 and 1994, and the related supplemental combined statements of earnings, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The supplemental combined financial statements give retroactive effect to the proposed contributions by Ford Motor Company of certain foreign subsidiaries to Associates First Capital Corporation, to be accounted for as a pooling of interests as described in NOTE 2 to the supplemental combined financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Associates First Capital Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the supplemental combined financial position of Associates First Capital Corporation and subsidiaries at December 31, 1995 and 1994, and the supplemental combined results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the proposed business combination.

                                                COOPERS & LYBRAND L.L.P.

Dallas, Texas
January 26, 1996, except for Note 18,
  as to which the date is February 8, 1996

                      ASSOCIATES FIRST CAPITAL CORPORATION

                  SUPPLEMENTAL COMBINED STATEMENT OF EARNINGS
                                 (IN MILLIONS)

                                                                  YEAR ENDED DECEMBER 31
                                                            ----------------------------------
                                                              1995         1994         1993
                                                            --------     --------     --------
REVENUE
  Finance charges.........................................  $5,560.8     $4,445.2     $3,709.7
  Insurance premiums......................................     370.6        329.0        270.9
  Investment and other income.............................     175.8        151.6        134.2
                                                            --------     --------     --------
                                                             6,107.2      4,925.8      4,114.8
EXPENSES
  Interest expense........................................   2,177.9      1,657.3      1,421.7
  Operating expenses......................................   1,754.7      1,456.1      1,216.8
  Provision for losses on finance receivables -- NOTE 4...     834.0        647.1        536.1
  Insurance benefits paid or provided.....................     142.5        147.9        118.9
                                                            --------     --------     --------
                                                             4,909.1      3,908.4      3,293.5
                                                            --------     --------     --------
EARNINGS BEFORE PROVISION FOR INCOME TAXES................   1,198.1      1,017.4        821.3
PROVISION FOR INCOME TAXES -- NOTE 8......................     475.0        414.1        327.3
                                                            --------     --------     --------
NET EARNINGS..............................................  $  723.1     $  603.3     $  494.0
                                                            ========     ========     ========
NET EARNINGS PER SHARE*...................................  $            $            $
                                                            ========     ========     ========

---------------

* Based on an assumed      million shares outstanding and in whole dollars.

            See notes to supplemental combined financial statements.

                      ASSOCIATES FIRST CAPITAL CORPORATION

                      SUPPLEMENTAL COMBINED BALANCE SHEET
                                 (IN MILLIONS)

                                     ASSETS

                                                                            DECEMBER 31
                                                                      -----------------------
                                                                        1995          1994
                                                                      ---------     ---------
CASH AND CASH EQUIVALENTS...........................................  $   532.2     $   606.0
INVESTMENTS IN DEBT AND EQUITY SECURITIES -- NOTE 16................      881.1         605.1
FINANCE RECEIVABLES, net of unearned finance income -- NOTE 3
  Consumer Finance..................................................   27,575.3      23,627.8
  Commercial Finance................................................   12,127.2      10,057.9
                                                                      ---------     ---------
     Total net finance receivables..................................   39,702.5      33,685.7
ALLOWANCE FOR LOSSES ON FINANCE RECEIVABLES -- NOTE 4...............   (1,268.6)     (1,061.6)
INSURANCE POLICY AND CLAIMS RESERVES................................     (625.4)       (565.7)
OTHER ASSETS -- NOTE 13.............................................    2,082.1       2,014.0
                                                                      ---------     ---------
          Total assets..............................................  $41,303.9     $35,283.5
                                                                      =========     =========
                            LIABILITIES AND STOCKHOLDER'S EQUITY
NOTES PAYABLE -- NOTE 6
  Commercial Paper..................................................  $12,902.9     $11,807.4
  Bank Loans........................................................      844.4         624.5
ACCOUNTS PAYABLE AND ACCRUALS.......................................    1,382.9       1,108.6
LONG-TERM DEBT -- NOTES 7 and 9.....................................   21,372.6      17,306.2
STOCKHOLDER'S EQUITY
  Common Stock, no par value, 250 shares authorized, issued and
     outstanding, at stated value...................................       47.0          47.0
  Paid-in Capital...................................................    2,124.3       2,153.2
  Retained Earnings.................................................    2,287.0       1,881.9
  Foreign Currency Translation Adjustments -- NOTE 2................      330.6         372.3
  Unrealized Gain (Loss) on Available-for-Sale Securities -- NOTES 2
     and 16.........................................................       12.2         (17.6)
                                                                      ---------     ---------
          Total stockholder's equity................................    4,801.1       4,436.8
                                                                      ---------     ---------
          Total liabilities and stockholder's equity................  $41,303.9     $35,283.5
                                                                      =========     =========

            See notes to supplemental combined financial statements.

                      ASSOCIATES FIRST CAPITAL CORPORATION

                       SUPPLEMENTAL COMBINED STATEMENT OF
                        CHANGES IN STOCKHOLDER'S EQUITY
                                 (IN MILLIONS)

                                                                                       UNREALIZED
                                                                                          GAIN
                                                                          FOREIGN      (LOSS) ON      TOTAL
                                                                         CURRENCY      AVAILABLE-     STOCK-
                                      COMMON    PAID-IN     RETAINED    TRANSLATION     FOR-SALE     HOLDER'S
                                      STOCK     CAPITAL     EARNINGS    ADJUSTMENTS    SECURITIES     EQUITY
                                      ------    --------    --------    -----------    ----------    --------
DECEMBER 31, 1992..................   $47.0     $1,738.1    $1,298.7      $ 143.6        $  3.7      $3,231.1
  Net Earnings.....................                            494.0                                    494.0
  Contributions from Parent........                200.0                                                200.0
  Cash Dividends...................                           (226.0)                                  (226.0)
  Current Period Adjustment........                                          74.9           0.3          75.2
                                      -----     --------    --------      -------        ------      --------
DECEMBER 31, 1993..................    47.0      1,938.1     1,566.7        218.5           4.0       3,774.3
  Net Earnings.....................                            603.3                                    603.3
  Contributions from Parent........                215.1                                                215.1
  Cash Dividends...................                           (288.1)                                  (288.1)
  Current Period Adjustment........                                         153.8         (21.6)        132.2
                                      -----     --------    --------      -------        ------      --------
DECEMBER 31, 1994..................    47.0      2,153.2     1,881.9        372.3         (17.6)      4,436.8
  Net Earnings.....................                            723.1                                    723.1
  Contributions from Parent........                200.0                                                200.0
  Capital distribution to Ford.....               (228.9)                                              (228.9)
  Cash Dividends...................                           (318.0)                                  (318.0)
  Current Period Adjustment........                                         (41.7)         29.8         (11.9)
                                      -----     --------    --------      -------        ------      --------
DECEMBER 31, 1995..................   $47.0     $2,124.3    $2,287.0      $ 330.6        $ 12.2      $4,801.1
                                      =====     ========    ========      =======        ======      ========

            See notes to supplemental combined financial statements.

                      ASSOCIATES FIRST CAPITAL CORPORATION

                 SUPPLEMENTAL COMBINED STATEMENT OF CASH FLOWS
                                 (IN MILLIONS)

                                                                           YEAR ENDED DECEMBER 31
                                                                      ---------------------------------
                                                                        1995        1994        1993
                                                                      ---------   ---------   ---------
Cash Flows from Operating Activities
  Net earnings....................................................... $   723.1   $   603.3   $   494.0
  Adjustments to net earnings for noncash items:
     Provision for losses on finance receivables.....................     834.0       647.1       536.1
     Depreciation and amortization...................................     193.8       187.4       264.8
     Increase in accounts payable and accruals.......................     166.5        91.1       172.5
     Deferred income taxes...........................................     101.1       (18.8)       33.6
     Increase in insurance policy and claims reserves................      59.7       118.9        67.6
     Unrealized gain on trading securities...........................      (3.6)       (1.6)
  Purchases of trading securities....................................      (5.8)      (23.8)
  Sales and maturities of trading securities.........................      38.7        17.4
  Other..............................................................                  (6.8)       (5.0)
                                                                      ---------   ---------   ---------
          Net cash provided from operating activities................   2,107.5     1,614.2     1,563.6
                                                                      ---------   ---------   ---------
Cash Flows from Investing Activities
  Finance receivables originated or purchased........................ (37,051.1)  (30,431.1)  (22,868.8)
  Finance receivables liquidated.....................................  30,689.1    24,942.8    19,217.5
  Acquisitions of other finance businesses, net......................    (143.9)     (484.9)     (329.1)
  Proceeds from sale of investment in mortgage servicing rights......                  97.1
  (Increase) decrease in real estate loans held for sale.............      (3.7)       51.9         0.8
  Increase in other assets...........................................    (176.5)     (200.3)     (208.3)
  Purchases of available-for-sale securities.........................    (893.9)     (306.0)
  Sales and maturities of available-for-sale securities..............     635.9       318.1
  Purchases of marketable securities.................................                            (639.6)
  Sales and maturities of marketable securities......................                             519.0
                                                                      ---------   ---------   ---------
          Net cash used for investing activities.....................  (6,944.1)   (6,012.4)   (4,308.5)
                                                                      ---------   ---------   ---------
Cash Flows from Financing Activities
  Issuance of long-term debt.........................................   6,327.8     4,837.2     4,073.1
  Retirement of long-term debt.......................................  (2,491.8)   (2,357.7)   (2,092.9)
  Increase in notes payable..........................................   1,315.4     2,046.0       797.4
  Capital contributions..............................................     200.0       215.1       200.0
  Capital distribution...............................................    (228.9)
  Cash dividends.....................................................    (318.0)     (288.1)     (226.0)
  Other..............................................................                 (20.7)       (0.4)
                                                                      ---------   ---------   ---------
          Net cash provided from financing activities................   4,804.5     4,431.8     2,751.2
                                                                      ---------   ---------   ---------
Effect of foreign currency translation adjustments on cash...........     (41.7)      153.8        74.9
                                                                      ---------   ---------   ---------
(Decrease)increase in cash and cash equivalents......................     (73.8)      187.4        81.2
Cash and cash equivalents at beginning of period.....................     606.0       418.6       337.4
                                                                      ---------   ---------   ---------
Cash and cash equivalents at end of period........................... $   532.2   $   606.0   $   418.6
                                                                      =========   =========   =========
Cash paid for:
  Interest........................................................... $ 2,175.8   $ 1,693.6   $ 1,448.1
                                                                      =========   =========   =========
  Income taxes....................................................... $   399.7   $   465.3   $   375.3
                                                                      =========   =========   =========

            See notes to supplemental combined financial statements.

                      ASSOCIATES FIRST CAPITAL CORPORATION

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY

     Associates First Capital Corporation ("First Capital" or the "Company"), a Delaware corporation, is a subsidiary of Ford FSG, Inc. and an indirect subsidiary of Ford Motor Company ("Ford"). Associates Corporation of North America ("Associates") is the principal U.S.-based operating subsidiary of First Capital. AIC Corporation is the principal foreign-based operating subsidiary of First Capital.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies:

  Basis of Presentation

     The supplemental combined financial statements of First Capital and subsidiaries have been prepared to give retroactive effect to the contribution by Ford of certain foreign operations to First Capital. First Capital was acquired by Ford in 1989. At that time, First Capital transferred its finance operations in Japan, the United Kingdom, Canada and Puerto Rico to other foreign subsidiaries of Ford but maintained management supervision over such operations. In 1995, First Capital also commenced management supervision of operations in Mexico. As part of an organizational restructuring of Ford's financial services companies expected to be completed prior to completion of the Company's public offering, Ford expects to recontribute the previously owned foreign operations, and Mexico, collectively referred to hereafter as the "Foreign Operations", back to First Capital. The results of these operations have been retroactively included in First Capital's results contained herein. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of First Capital after financial statements covering the date of consummation of the business combination are issued.

     Amounts of goodwill relating to acquisitions are being amortized by the straight-line method over periods not exceeding forty years. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If the review indicates that goodwill will not be recoverable, as determined based on undiscounted cash flows, the carrying value of the goodwill is reduced by the estimated short-fall of discounted cash flows.

     All significant intercompany balances and transactions have been eliminated in consolidation.

     The preparation of these supplemental combined financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. These estimates are subjective in nature and involve matters of judgment. Actual results could differ from these estimates.

  Revenue Recognition

     Finance charges on receivables are recognized as revenue using the interest (actuarial) method. Premiums and discounts on purchased receivables are considered as yield adjustments. The unamortized balance is included in finance receivables and the associated amortization is included in finance charge revenue. Finance charge accruals are suspended on accounts when they become 60 days contractually delinquent. The accrual is resumed when the loan becomes contractually current. At December 31, 1995 and 1994, net finance receivables on which revenue was not accrued approximated $678.9 million and $454.8 million, respectively.

                      ASSOCIATES FIRST CAPITAL CORPORATION

     Insurance premiums are recorded as unearned premiums when collected or when written and are subsequently amortized into income based on the nature and term of the underlying insurance contracts. The methods of amortization used are pro rata, sum-of-the-years-digits and a combination thereof.

     Gains or losses on sales of debt securities are included in revenue when realized. Unrealized gains or losses on debt securities are reported as a component of stockholder's equity, net of tax. Realized and unrealized gains or losses on equity securities are included in revenue as incurred. The cost of debt and equity securities sold is determined by the specific identification method.

  Allowance for Losses on Finance Receivables

     The Company maintains an allowance for losses on finance receivables at an amount which it believes is sufficient to provide adequate protection against losses in the portfolios. The allowance is determined principally on the basis of historical loss experience, and reflects management's judgment of additional loss potential considering future economic conditions and the nature and characteristics of the underlying finance receivables. The allowance is managed on an aggregate basis considering the relationship of the allowance to net finance receivables and net credit losses. Additions to the allowance are charged to the provision for losses on finance receivables.

     Finance receivables are charged to the allowance for losses when they are deemed to be uncollectible. Additionally, Company policy provides for charge-off of various types of accounts on a contractual basis described as follows:
Consumer direct and other installment and credit card receivables are charged to the allowance for losses when they become 180 days delinquent. All other finance receivables are charged to the allowance for losses when any of the following conditions occur: (i) the related security has been converted or destroyed; (ii) the related security has been repossessed and sold or held for sale for one year; or (iii) the related security has not been repossessed and the receivable has become one year delinquent. A delinquent account is one on which the customer has not made payments as contractually agreed. Extensions are granted on receivables from customers with satisfactory credit and with prior approval of management. Recoveries on losses previously charged to the allowance are credited to the allowance at the time the recovery is collected.

  Insurance Reserves

     The reserves for future benefits and refunds upon cancellation of credit life and health insurance and property and casualty insurance are provided for in the unearned premium reserve for each class of insurance. In addition, reserves for reported claims on credit accident and health insurance are established based on standard morbidity tables used in the insurance business for such purposes. Claim reserves for reported property and casualty insurance claims are based on estimates of costs and expenses to settle each claim. Additional amounts of reserves, based on prior experience and insurance in force, are provided for each class of insurance for claims which have been incurred but not reported as of the balance sheet date.

  Foreign Currency Translation

     Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related translation adjustments are reflected in the stockholder's equity section of the supplemental combined balance sheet. Foreign currency gains and losses resulting from transactions are included in earnings. Such foreign currency losses approximated

                      ASSOCIATES FIRST CAPITAL CORPORATION

$0.6 million, $0.5 million and $0.3 million during the years ended December 31, 1995, 1994 and 1993, respectively.

  Income Taxes

     First Capital and its subsidiaries are included in the consolidated Federal income tax return of Ford. The provision for income taxes is computed on a separate-return basis. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     In 1993, the Company entered into a tax-sharing agreement with Ford whereby state income taxes are provided on a separate-return basis.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The amounts reported in the supplemental combined balance sheet approximate fair value.

  Disclosures About Fair Value of Financial Instruments

     The supplemental combined financial statements present the information required by Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments". Amounts disclosed represent estimates of fair values at a particular point in time. Significant assumptions regarding economic conditions, loss experience and risk characteristics associated with particular financial instruments and other factors were used for purposes of this disclosure. These assumptions are subjective in nature and involve matters of judgment. Changes in assumptions could have a material impact on these estimates.

  Derivative Financial Instruments

     The Company does not hold or issue derivative financial instruments for trading purposes. The Company's derivative activity is limited to currency swap transactions designed to hedge its currency risk on specific foreign currency-denominated assets denominated in British Sterling. Gains and losses on qualifying hedges are deferred and are recognized in income or as adjustments of carrying amounts when the hedged transaction occurs. See NOTE 15 to the supplemental combined financial statements for additional information related to currency swap transactions.

  Earnings Per Share

     Net earnings per share are determined by dividing net earnings during each
year by an assumed      million shares outstanding after completion of the
Company's initial public offering.

                      ASSOCIATES FIRST CAPITAL CORPORATION

NOTE 3 -- NET FINANCE RECEIVABLES

  Composition of Net Finance Receivables

     At December 31, 1995 and 1994, net finance receivables consisted of the following (in millions):

                                                                     1995          1994
                                                                  ----------    ----------
    Consumer Finance
      Home equity lending.......................................  $ 14,316.3    $ 12,449.9
      Personal lending and retail sales finance.................     6,225.1       5,420.3
      Credit card...............................................     4,984.6       4,076.5
      Manufactured housing......................................     2,049.3       1,681.1
                                                                  ----------    ----------
                                                                    27,575.3      23,627.8
                                                                  ----------    ----------
    Commercial Finance
      Truck and truck trailer...................................     7,578.9       6,653.4
      Equipment.................................................     4,201.9       3,133.4
      Other.....................................................       346.4         271.1
                                                                  ----------    ----------
                                                                    12,127.2      10,057.9
                                                                  ----------    ----------
              Net finance receivables...........................  $ 39,702.5    $ 33,685.7
                                                                  ==========    ==========

     At December 31, 1995, contractual maturities of net finance receivables were as follows (in millions):

                                                       CONSUMER     COMMERCIAL
                        YEAR DUE                        FINANCE      FINANCE        TOTAL
    -------------------------------------------------  ---------    ----------    ----------
     1996............................................  $ 3,899.7    $ 5,461.9     $  9,361.6
     1997............................................    3,230.7      3,013.2        6,243.9
     1998............................................    2,849.7      2,032.0        4,881.7
     1999............................................    2,576.4      1,092.0        3,668.4
     2000 and thereafter.............................   15,018.8        528.1       15,546.9
                                                       ---------    ---------     ----------
                                                       $27,575.3    $12,127.2     $ 39,702.5
                                                       =========    =========     ==========

     It is the Company's experience that a substantial portion of the consumer loan portfolio generally is renewed or repaid prior to contractual maturity dates. The above maturity schedule should not be regarded as a forecast of future cash collections.

     Included in commercial finance receivables are direct financing leases as follows (in millions):

                                                                         DECEMBER 31
                                                                    ---------------------
                                                                      1995         1994
                                                                    --------     --------
    Minimum lease rentals.........................................  $3,147.1     $2,315.5
    Unguaranteed residual values..................................      77.1         52.4
                                                                    --------     --------
      Future minimum lease rentals................................   3,224.2      2,367.9
    Unearned finance income.......................................    (448.6)      (332.7)
                                                                    --------     --------
              Net investment in direct financing leases...........  $2,775.6     $2,035.2
                                                                    ========     ========

     Future net minimum lease rentals on direct financing leases for each of the years succeeding December 31, 1995 are as follows (in millions): 1996 -- $856.2; 1997 -- $727.6; 1998 -- $578.5; 1999 -- $383.8; 2000 -- $160.9 and 2001 and
thereafter -- $68.6.

                      ASSOCIATES FIRST CAPITAL CORPORATION

  Estimated Fair Value of Net Finance Receivables

     The estimated fair value of net finance receivables at December 31, 1995 and 1994 was $43.4 billion and $36.4 billion, respectively. In order to determine the fair values of loans, the loan portfolio was segmented based on loan type, credit quality and repricing characteristics. The fair value was estimated by discounting the expected cash flows from such loans at discount rates which approximate gross finance charge rates that would achieve an expected return on assets with similar risk characteristics. The estimated fair value of the credit card receivables was based on the Company's experience in pricing similar portfolios for acquisition purposes.

  Dispersion of Finance Receivables

     The Company has geographically dispersed finance receivables. At December 31, 1995, approximately 93% of the Company's total receivables were dispersed across the United States, 5% were in Japan and the remaining 2% were in other foreign countries. Of the total receivables dispersed across the United States or foreign jurisdictions, 11% were in California, 6% in Florida, 6% in Texas, 4% in Georgia, 4% in Pennsylvania, 4% in North Carolina, 4% in New York, 4% in Illinois, and 4% in Ohio; no other individual state had more than 4%.

  Acquisitions of Finance Businesses

     During the years ended December 31, 1995, 1994 and 1993, the Company made acquisitions of finance businesses accounted for as purchases, the most significant of which were as follows:

          On January 1, 1995, Associates acquired $116 million of net home equity receivables and certain other assets from Ford Motor Credit Company, an affiliate. The transaction was recorded at historical cost, which approximated market.

          In October 1995, Associates acquired the stock of LCA Corporation, principally consisting of leasing receivables. The fair market value of total assets acquired and liabilities assumed was $253 million and $225 million, respectively.

          In September 1994, Associates acquired the credit card portfolio and certain other assets of Amoco Oil Company. The fair market value of assets acquired totaled $426 million.

          In December 1994, Associates acquired the assets of First Collateral Services, Inc., principally consisting of warehouse loan facilities extended to mortgage brokers secured by mortgage contracts. The fair market value of total assets acquired and liabilities assumed was $62 million and $3 million, respectively.

          In April 1993, Associates purchased the stock of Allied Finance Company, with assets primarily consisting of $146 million of net consumer finance receivables, principally comprised of home equity and personal lending and sales finance receivables. The fair market value of total assets acquired and liabilities assumed was $197 million and $112 million, respectively.

          In September 1993, Associates purchased the assets of Mack Financial Corporation, the financing division of Mack Trucks, Inc., consisting of $626 million of net commercial finance receivables, principally secured by heavy-duty trucks and truck trailers. The fair market value of total assets acquired and liabilities assumed was $663 million and $419 million, respectively.

     The pro forma effect of the above acquisitions was not significant to current or prior periods.

                      ASSOCIATES FIRST CAPITAL CORPORATION

NOTE 4 -- ALLOWANCE FOR LOSSES ON FINANCE RECEIVABLES

     Changes in the allowance for losses on finance receivables during the periods indicated were as follows (in millions):

                                                               YEAR ENDED DECEMBER 31
                                                           -------------------------------
                                                             1995        1994       1993
                                                           --------    --------    -------
    Balance at beginning of period.......................  $1,061.6    $  892.3    $ 764.7
      Provision for losses...............................     834.0       647.1      536.1
      Recoveries on receivables charged off..............     132.9       118.2      101.3
      Losses sustained...................................    (757.1)     (626.8)    (542.5)
      Reserves of acquired businesses and other..........      (2.8)       30.8       32.7
                                                           --------    --------    -------
    Balance at end of period.............................  $1,268.6    $1,061.6    $ 892.3
                                                           ========    ========    =======

NOTE 5 -- CREDIT FACILITIES

     At December 31, 1995, available credit facilities were as follows (in millions):

                                                          FACILITY
       ENTITY              CREDIT FACILITY DESCRIPTION     AMOUNT
---------------------    -------------------------------  ---------
Associates               Lines of Credit                  $ 3,959.7*
                         Revolving Lines                    5,105.0*
                         Receivables Purchase Facilities    1,275.0
                                                          ---------
                                                          $10,339.7
                                                          =========
Foreign Operations:
  Japan                  Lines of Credit                  $   136.1
  United Kingdom         Lines of Credit                       51.5
  Canada                 Lines of Credit                       33.1
                                                          ---------
                                                          $   220.7
                                                          =========

---------------

* Included in the Associates Lines of Credit and Revolving Lines are $90.0 million and $1,080.0 million of Lines of Credit and Revolving Lines, respectively, that are available to First Capital.

     Lines of Credit, Revolving Lines and Receivables Purchase Facilities may be withdrawn only under certain standard conditions. Associates principally pays fees for the availability of its credit facilities. Bank fees incurred during 1995, 1994 and 1993 were $11.8 million, $11.4 million and $9.8 million, respectively, and are .07 to .25 of 1% per annum of the amount of the facilities.

                      ASSOCIATES FIRST CAPITAL CORPORATION

NOTE 6 -- NOTES PAYABLE

     Commercial paper notes are issued by Associates in the minimum amount of $100,000 with terms from 1 to 270 days. Bank loan terms range from 1 to 90 days. Information pertaining to the Company's commercial paper notes and bank loans is set forth below for the periods indicated (dollar amounts in millions):

                                                                    COMMERCIAL       BANK
                                                                    PAPER NOTES     LOANS
                                                                    -----------     ------
    Ending balance at December 31, 1995.........................     $12,902.9      $844.4
    Weighted average interest rate at December 31, 1995.........          5.73%       6.48%
    Ending balance at December 31, 1994.........................     $11,807.4      $624.5
    Weighted average interest rate at December 31, 1994.........          5.89%       6.82%

     The amounts reported in the supplemental combined balance sheet approximate fair value.

NOTE 7 -- LONG-TERM DEBT

     Outstanding balances of long-term debt at December 31 were as follows (in millions):

                                          INTEREST
                                            RATE
                                           RANGE       MATURITIES      1995         1994
                                         ----------    ----------    ---------    ---------
    Senior:
      Notes...........................   2.66-13.75%    1996-2010    $20,801.7    $16,809.8
      Investment notes................   4.90- 9.50     1996-2000        429.1        354.6
                                                                     ---------    ---------
                                                                      21,230.8     17,164.4
                                                                     ---------    ---------
    Subordinated and Capital:
      Subordinated....................   7.63- 8.15     1998-2009        141.2        141.2
      Capital.........................   4.68- 9.00     1996-2002          0.6          0.6
                                                                     ---------    ---------
                                                                         141.8        141.8
                                                                     ---------    ---------
              Total long-term debt....                               $21,372.6    $17,306.2
                                                                     =========    =========

     The weighted average interest rate for total long-term debt was 6.92% at December 31, 1995 and 7.15% at December 31, 1994.

     The estimated fair value of long-term debt at December 31, 1995 and 1994 was $22.5 billion and $16.8 billion, respectively. The fair value was determined by discounting expected cash flows at discount rates currently available to the Company for debt with similar terms and remaining maturities.

     Long-term borrowing maturities during the next five years, including the current portion of notes payable after one year, are: 1996, $3,166.7 million; 1997, $3,676.8 million; 1998, $3,790.0 million; 1999, $2,674.0 million; 2000,
$2,981.0 million and 2001 and thereafter, $5,084.1 million.

     Certain debt issues contain call provisions or may be subject to repayment provisions at the option of the holder on specified dates prior to the maturity date. At December 31, 1995, 3,509 warrants were outstanding to purchase $154.8 million aggregate principal amount of senior notes at par with interest rates ranging from 7.00% to 10.50%. The warrants are exercisable at various dates through October 1, 1999 at prices ranging from $1,000 to $25,000,000 per warrant. All of the above issues are unsecured, except for a $50 million, 8.25% Senior Note due August 15, 2001, which is collateralized by First Capital's corporate offices.

                      ASSOCIATES FIRST CAPITAL CORPORATION

NOTE 8 -- INCOME TAXES

     The following table sets forth the components of the provision for income taxes and deferred income tax (benefit) for the periods indicated (in millions):

                                                         UNITED STATES
                                                        ----------------
                                                        FEDERAL    STATE    FOREIGN     TOTAL
                                                        -------    -----    -------    -------
Year Ended December 31, 1995
  Current............................................   $ 342.0    $21.5    $  10.4    $ 373.9
                                                        -------    -----    -------    -------
  Deferred:
     Leasing transactions............................      66.7                           66.7
     Finance revenue.................................      14.0                           14.0
     Net operating loss utilized.....................                         167.4      167.4
     Goodwill amortization...........................                         (11.0)     (11.0)
     Provision for losses on finance receivables and
       other.........................................     (71.8)              (64.2)    (136.0)
                                                        -------    -----    -------    -------
          Total deferred.............................       8.9                92.2      101.1
                                                        -------    -----    -------    -------
                                                        $ 350.9    $21.5    $ 102.6    $ 475.0
                                                        =======    =====    =======    =======
Year Ended December 31, 1994
  Current............................................   $ 400.1    $31.5    $   1.3    $ 432.9
                                                        -------    -----    -------    -------
  Deferred:
     Leasing transactions............................      29.2                           29.2
     Finance revenue.................................      (5.7)                          (5.7)
     Net operating loss utilized.....................                         187.3      187.3
     Goodwill amortization...........................                        (119.4)    (119.4)
     Provision for losses on finance receivables and
       other.........................................    (115.2)                5.0     (110.2)
                                                        -------    -----    -------    -------
          Total deferred.............................     (91.7)               72.9      (18.8)
                                                        -------    -----    -------    -------
                                                        $ 308.4    $31.5    $  74.2    $ 414.1
                                                        =======    =====    =======    =======
Year Ended December 31, 1993
  Current............................................   $ 337.1    $20.5    $ (63.9)   $ 293.7
                                                        -------    -----    -------    -------
  Deferred:
     Leasing transactions............................       3.6                            3.6
     Finance revenue.................................       3.9                            3.9
     Net operating loss utilized.....................                        (342.6)    (342.6)
     Goodwill amortization...........................                         450.3      450.3
     Provision for losses on finance receivables and
       other.........................................     (83.4)                1.8      (81.6)
                                                        -------    -----    -------    -------
          Total deferred.............................     (75.9)              109.5       33.6
                                                        -------    -----    -------    -------
                                                        $ 261.2    $20.5    $  45.6    $ 327.3
                                                        =======    =====    =======    =======

                      ASSOCIATES FIRST CAPITAL CORPORATION

     At December 31, 1995 and 1994, the components of the Company's net deferred tax asset and liability were as follows (in millions):

                                                                      1995        1994
                                                                     -------     -------
    Deferred tax assets:
      Provision for losses on finance receivables and other.......   $ 744.0     $ 593.7
      Net operating loss..........................................       2.6       160.1
      Postretirement and other employee benefits..................      56.0        74.0
                                                                     -------     -------
                                                                       802.6       827.8
    Deferred tax liabilities:
      Leasing transactions........................................    (241.8)     (175.1)
      Unamortized tax deductible goodwill.........................    (339.0)     (361.5)
      Finance revenue and other...................................    (261.7)     (237.0)
                                                                     -------     -------
                                                                      (842.5)     (773.6)
                                                                     -------     -------
              Net deferred tax (liability)/asset..................   $ (39.9)    $  54.2
                                                                     =======     =======

     Deferred income taxes have not been provided on approximately $48.3 million of undistributed earnings related to foreign subsidiaries as the earnings are considered to be permanently reinvested. If these amounts were not considered permanently reinvested, additional deferred taxes of $16.9 million would have been provided.

     Due to the Company's earnings level, no valuation allowance related to the deferred tax asset has been recorded.

     The effective tax rate differed from the statutory U.S. Federal income tax rate as follows:

                                                                      % OF PRETAX INCOME
                                                                    YEAR ENDED DECEMBER 31
                                                                    ----------------------
                                                                    1995     1994     1993
                                                                    ----     ----     ----
    Statutory tax rate............................................  35.0%    35.0%    35.0%
    State tax rate................................................   1.2      2.0      1.6
    Non-deductible goodwill.......................................   0.9      1.2      1.6
    Foreign rates in excess of U.S. rates and other...............   2.5      2.5      1.7
                                                                    ----     ----     ----
      Effective tax rate..........................................  39.6%    40.7%    39.9%
                                                                    ====     ====     ====

NOTE 9 -- DEBT RESTRICTIONS

     Associates, First Capital's principal operating subsidiary, is subject to various limitations under the provisions of its outstanding debt and credit facilities. The most significant of these limitations are summarized as follows:

  Limitation on Payment of Dividends

     A restriction contained in one series of Associates debt securities maturing August 1, 1996, generally limits payments of dividends on Associates Common Stock in any year to not more than 50% of Associates consolidated net earnings for such year, subject to certain exceptions, plus increases in contributed capital and extraordinary gains. Any such amounts available for the payment of dividends in such fiscal year and not so paid, may be paid in any one or more of the five subsequent fiscal years. In accordance with this provision, at December 31, 1995, $727.6 million was available for dividends.

                      ASSOCIATES FIRST CAPITAL CORPORATION

  Limitation on Minimum Tangible Net Worth

     A restriction contained in certain revolving credit agreements requires Associates to maintain a minimum tangible net worth, as defined, of $1.5 billion. At December 31, 1995, Associates tangible net worth was $4.1 billion.

NOTE 10 -- LEASE COMMITMENTS

     Leases are primarily short-term and generally provide for renewal options not exceeding the initial term. Total rent expense for the years ended December 31, 1995, 1994 and 1993 was $92.6 million, $75.4 million, and $63.7 million, respectively. Minimum rental commitments as of December 31, 1995 for all noncancelable leases (primarily office leases) for the years ending December 31, 1996, 1997, 1998, 1999 and 2000 are $71.4 million, $52.3 million, $35.0 million,
$20.3 million and $7.5 million, respectively, and $21.5 million thereafter.

NOTE 11 -- EMPLOYEE BENEFITS

  Defined Benefit Plans

     The Company sponsors various qualified and nonqualified pension plans (the "Plan" or "Plans"), which together cover substantially all permanent employees, other than those of the foreign operations, who meet certain eligibility requirements.

     Net periodic pension cost for the years indicated includes the following components (in millions):

                                                                 YEAR ENDED DECEMBER 31
                                                             -------------------------------
                                                              1995        1994        1993
                                                             -------     -------     -------
    Service cost...........................................  $  13.1     $  13.7     $  10.0
    Interest cost..........................................     23.1        21.3        18.1
    Actual return on Plan assets...........................    (51.1)       (0.4)      (21.6)
    Net amortization.......................................     33.9       (10.9)        7.4
                                                             -------     -------     -------
              Net periodic pension cost....................  $  19.0     $  23.7     $  13.9
                                                             =======     =======     =======
    Assumed discount rate, beginning of year...............     8.25%       7.00%       8.00%
                                                                ====        ====        ====

                      ASSOCIATES FIRST CAPITAL CORPORATION

     The funded status of the Plan is as follows (in millions):

                                                                      DECEMBER 31
                                               ---------------------------------------------------------
                                                          1995                           1994
                                               --------------------------     --------------------------
                                               QUALIFIED     NONQUALIFIED     QUALIFIED     NONQUALIFIED
                                                 PLAN           PLANS           PLAN           PLANS
                                               ---------     ------------     ---------     ------------
     Actuarial present value of benefit
       obligation:
       Vested................................   $ 255.9         $ 23.7         $ 187.6         $ 16.8
       Nonvested.............................      11.5            0.3             9.0            0.8
                                                -------         ------         -------         ------
     Accumulated benefit obligation..........     267.4           24.0           196.6           17.6
     Effect of projected future salary
       increases.............................      76.1            9.3            50.4            6.2
                                                -------         ------         -------         ------
     Projected benefit obligation............     343.5           33.3           247.0           23.8
     Plan assets at fair market value........     322.0                          204.7
                                                -------         ------         -------         ------
     Excess of plan obligation over plan
       assets................................      21.5           33.3            42.3           23.8
     Unamortized transition obligation and
       amendments............................      (5.1)          (3.8)           (6.5)          (4.3)
     Unamortized net loss....................     (53.0)          (8.8)          (13.3)          (1.5)
     Adjustment required to recognize minimum
       liability.............................                      3.3
                                                -------         ------         -------         ------
       (Prepaid)/accrued pension liability...   $ (36.6)        $ 24.0         $  22.5         $ 18.0
                                                =======         ======         =======         ======
     Assumed discount rate...................      7.00%          7.00%           8.25%          8.25%
                                                   ====           ====            ====           ====
     Projected compensation increases........      6.00%          6.00%           6.00%          6.00%
                                                   ====           ====            ====           ====
     Expected return.........................      9.00%          9.00%           9.00%          9.00%
                                                   ====           ====            ====           ====

     A determination of the Federal income tax status related to the qualified Pension Plan has not been received. An application was filed with the Internal Revenue Service in March 1995. If a favorable determination letter is not received, First Capital has agreed to make any changes required to receive a favorable determination letter.

  Retirement Savings and Profit Sharing Plan

     The Company sponsors a defined contribution plan which covers substantially all employees, other than those of the foreign operations, intended to provide assistance in accumulating personal savings for retirement and is designed to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. An application for determination was filed with the Internal Revenue Service in March 1995. If a favorable determination letter is not received, First Capital has agreed to make any changes required to receive a favorable determination letter. For the years ended December 31, 1995, 1994 and 1993, the Company's pretax contributions to the plan were $18.2 million, $16.1 million and $14.1 million, respectively.

  Employers' Accounting for Postretirement Benefits Other than Pensions

     The Company provides certain postretirement benefits through unfunded plans sponsored by First Capital. These benefits are currently provided to substantially all permanent employees, other than those of the foreign operations, who meet certain eligibility requirements. The benefits of the plan can be modified or terminated at the discretion of the Company. The amount paid for postretirement benefits for the years ended December 31, 1995, 1994 and 1993 was $2.0 million, $1.8 million and $1.5 million, respectively.

                      ASSOCIATES FIRST CAPITAL CORPORATION

     Net periodic postretirement benefit cost for 1995, 1994 and 1993 includes the following components (in millions):

                                                                          DECEMBER 31
                                                                   --------------------------
                                                                    1995      1994      1993
                                                                   ------    ------    ------
    Service cost.................................................  $  5.5    $  5.5    $  4.2
    Interest cost................................................     7.7       6.3       6.3
    Net amortization.............................................    (1.3)     (1.0)     (0.7)
                                                                   ------    ------    ------
              Net periodic postretirement benefit cost...........  $ 11.9    $ 10.8    $  9.8
                                                                   ======    ======    ======
    Assumed discount rate, beginning of year.....................    8.75%     7.50%     8.50%
                                                                   ======    ======    ======

     Accrued postretirement benefit cost at December 31, 1995 and 1994 is composed of the following (in millions):

                                                                           DECEMBER 31
                                                                        ------------------
                                                                         1995        1994
                                                                        -------     ------
    Accumulated postretirement benefit obligation ("APBO"):
      Retired participants............................................  $  45.2     $ 33.9
      Fully eligible participants.....................................     26.9       18.6
      Other active participants.......................................     45.7       29.5
                                                                        -------     ------
              Total APBO..............................................    117.8       82.0
    Unamortized amendments............................................      5.4        9.8
    Unrecognized actuarial loss.......................................    (24.2)      (2.7)
                                                                        -------     ------
      Accrued postretirement benefit cost.............................  $  99.0     $ 89.1
                                                                        =======     ======
    Assumed discount rate.............................................     7.25%      8.75%
                                                                        =======     ======

     For measurement purposes, a 13.00% and 12.10% weighted average annual rate of increase in per capita cost of covered health care benefits was assumed for 1995 and 1994, respectively, decreasing gradually to 5.50% by the year 2010. Increasing the assumed health care cost trend rate by one percentage point each year would increase the APBO as of December 31, 1995 and 1994 by $8.6 million and $6.0 million, respectively, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by $1.0 million and $0.9 million, respectively.

Incentive Compensation Programs

     The Company sponsors compensation plans covering certain officers and employees.

  Corporate Annual Performance Plan and Long-Term Performance Plan

     The Corporate Annual Performance Plan ("CAPP") is an annual bonus plan. CAPP bonuses are determined based on the performance of the Company, the business unit in which a participant is employed, and the participant, personally. The Long-Term Performance Plan ("LTPP") is a long-term cash incentive plan. LTPP awards are determined for a performance period based on the success of the Company in achieving a target level of profits established for each year of the performance period, with such annual performance then averaged for the performance period. Amounts charged to expense under CAPP and LTPP amounted to $16.1 million, $16.2 million and $14.8 million during the years ended December 31, 1995, 1994 and 1993, respectively.

                      ASSOCIATES FIRST CAPITAL CORPORATION

  Phantom Stock Appreciation Right Plan

     The Company sponsored a long-term cash plan, the Phantom Stock Appreciation Right Plan (the "PSAR Plan"). The Company terminated the PSAR Plan as of December 1995 and intends to cash out all outstanding phantom stock appreciation rights ("PSARs") prior to completion of the Company's public offering. A PSAR granted under the PSAR Plan entitled the holder thereof to receive from the Company, upon exercise of such PSAR, a specified amount of cash. A PSAR had a term of five years and vested 100% on the first anniversary of the date of grant. Amounts charged to expense under the PSAR Plan amounted to $30.1 million, $4.1 million and $36.1 million during the years ended December 31, 1995, 1994 and 1993, respectively. The company also amended the PSAR Plan to provide that certain officers of the Company (all of whom were granted PSARs in 1995) are required to defer one-half of the amount payable in satisfaction of their respective PSARs granted in 1995. The amounts so deferred will be administered by the Company in accordance with the terms of the Associates First Capital Corporation Equity Deferral Plan.

  Long-Term Equity Compensation Plan

     The Long-Term Equity Compensation Plan ("ECP") is a stock-based incentive plan that will be adopted in 1996 prior to the Company's public offering. The ECP provides for the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares and performance units. Awards granted under the ECP are based on shares of Class A Common Stock.

NOTE 12 -- COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

     The Company is a defendant in various lawsuits arising in the ordinary course of its business. The Company aggressively manages its litigation and assesses appropriate responses to its lawsuits in light of a number of factors, including potential impact of the actions on the conduct of the Company's operations. In the opinion of management, the resolution of any of these matters is not expected to have a material adverse effect on the Company's financial condition or results of operations.

NOTE 13 -- OTHER ASSETS

     The components of Other Assets at December 31, 1995 and 1994 were as follows (in millions):

                                                                         DECEMBER 31
                                                                    ----------------------
                                                                      1995         1994
                                                                    ---------    ---------
    Goodwill......................................................  $ 1,278.9    $ 1,354.3
    Other.........................................................      803.2        659.7
                                                                    ---------    ---------
              Total other assets..................................  $ 2,082.1    $ 2,014.0
                                                                    =========    =========


NOTE 14 -- TRANSACTIONS AND BALANCES WITH RELATED PARTIES

     The Company paid cash dividends to Ford of $226.0 million, $288.1 million and $318.0 million during the years ended December 31, 1993, 1994 and 1995, respectively. In 1993, 1994 and 1995, Ford made cash capital contributions to the Company of $200.0 million, $215.1 million and $200.0 million, respectively.

     The Company provides certain auto club and relocation services to Ford. Revenues related to these services were $29.7 million, $19.4 million and $12.1 million for the years ended December 31, 1995, 1994 and 1993, respectively.

                      ASSOCIATES FIRST CAPITAL CORPORATION

     The Company pays fees for certain administrative services provided by its Ford-affiliated parent. Such fees were $8.8 million, $5.0 million and $4.3 million for the years ended December 31, 1995, 1994 and 1993, respectively.

     At December 31, 1995 and 1994, First Capital's current income taxes payable to its Ford-affiliated parent amounted to $45.1 million and $30.4 million, respectively.

NOTE 15 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISKS

     The Company maintains cash, cash equivalents, investments, and certain other financial instruments with various major financial institutions. To the extent such deposits exceed maximum insurance levels, they are uninsured.

     As explained in NOTE 2 to the supplemental combined financial statements, the Company does not hold or issue derivative financial instruments for trading purposes. The Company's derivative activity is limited to currency swap transactions designed to hedge its currency risk on specific foreign currency-denominated assets denominated in British Sterling. One interest rate swap transaction for $40.0 million, assumed in 1993 as part of a business acquisition, matured in April 1995 and is no longer outstanding. The Company is a buyer in each transaction.

     The Company's currency swap transactions are not material to its supplemental combined balance sheet and do not represent a material exposure to its supplemental combined net earnings. Amounts under currency and interest rate swap contracts at December 31, 1995 and 1994 were $55.7 million and $95.7 million, respectively. At December 31, 1995, the Company was at market risk for any currency differential should a counterparty to these contracts fail to meet the terms of the contracts. The contracts expire in October 1996. At December 31, 1995, the Company's estimated exposure to loss resulting from currency differentials, in the event of nonperformance by certain counterparties, was $1.1 million; the Company estimates its benefit resulting from currency differentials, in the event of nonperformance by certain counterparties, was $0.2 million. The estimated fair value of amounts under contract approximated $0.9 million and $0.7 million at December 31, 1995 and 1994, respectively. Such value was determined based on the foreign currency exchange rates/interest rate for similar transactions in effect at the balance sheet date. It is the Company's policy that each counterparty's public debt rating must be rated Aa3, AA- or better by at least two nationally recognized rating agencies at the time any such contract is entered into. The Company monitors such ratings on an ongoing basis. The Company does not employ other methods to assess credit risk, because swap transactions are not a significant part of its operating activities and because the Company does not enter into complex derivative transactions.

     Subsidiaries of First Capital make available credit lines to holders of their credit cards. The unused portion of the available credit is revocable by the bank under specified conditions. The unused portion of the available credit at December 31, 1995 and 1994 was $12.8 billion and $9.4 billion, respectively. The potential risk associated with, and the estimated fair value of, the unused credit lines are not considered to be significant.

     Associates Investment Corporation, an indirect subsidiary of First Capital, makes available credit lines to holders of their private label credit cards. The unused portion of the available credit is revocable by Associates Investment Corporation under specified conditions. The unused portion of the available credit at December 31, 1995 and 1994 was $4.8 billion and $5.1 billion, respectively. The potential risk associated with, and the estimated fair value of, the unused credit lines are not considered to be significant.

     The consumer finance business grants revolving lines of credit to certain of its customers. At December 31, 1995 and 1994, the unused portion of these lines aggregated $783.9 million and

                      ASSOCIATES FIRST CAPITAL CORPORATION

$543.3 million, respectively. The potential risk associated with, and the estimated fair value of, the unused credit lines are not considered to be significant.

     The commercial finance business grants lines of credit to certain dealers of truck, construction equipment and manufactured housing. At December 31, 1995 and 1994, the unused portion of these lines aggregated $1.3 billion and $881.7 million, respectively. The potential risk associated with, and the estimated fair value of, the unused credit lines are not considered to be significant.

NOTE 16 -- INVESTMENTS IN DEBT AND EQUITY SECURITIES

  Debt Securities

     The Company invests in debt securities, principally bonds and notes held by the Company's insurance subsidiaries, with the intention of holding them to maturity. However, if market conditions change, the Company may sell these securities prior to maturity. Accordingly, concurrent with the adoption of SFAS No. 115 in 1994, the Company classified its investments in debt securities as available for sale and adjusted its recorded value to market. Prior to adoption of this standard, the Company carried these investments at amortized cost. During 1995, gross realized gains on sales amounted to $0.2 million. Gross realized gains and losses on sales during 1994 amounted to $2.1 million and $0.3 million, respectively. Unrealized gains or losses are reported as a component of stockholder's equity, net of tax. The following tables set forth, by type of security issuer, the amortized cost, gross unrealized holding gains, gross unrealized holding losses, and estimated market value at December 31, 1995 and 1994 (in millions):

                                                                      1995
                                               --------------------------------------------------
                                                              GROSS         GROSS
                                                            UNREALIZED    UNREALIZED    ESTIMATED
                                               AMORTIZED     HOLDING       HOLDING       MARKET
                                                 COST         GAINS         LOSSES        VALUE
                                               ---------    ----------    ----------    ---------
    U.S. Government obligations.............    $ 400.2       $ 14.4        $            $ 414.6
    Corporate obligations...................      222.3          3.5                       225.8
    Mortgage-backed.........................      215.6          0.8                       216.4
    Other...................................       11.7                                     11.7
                                                -------       ------        ------       -------
              Total debt securities.........    $ 849.8       $ 18.7        $            $ 868.5
                                                =======       ======        ======       =======

                                                                      1994
                                               --------------------------------------------------
                                                              GROSS         GROSS
                                                            UNREALIZED    UNREALIZED    ESTIMATED
                                               AMORTIZED     HOLDING       HOLDING       MARKET
                                                 COST         GAINS         LOSSES        VALUE
                                               ---------    ----------    ----------    ---------
    U.S. Government obligations.............    $ 422.4        $0.7         $(25.2)      $ 397.9
    Corporate obligations...................       66.8         0.2           (0.5)         66.5
    Mortgage-backed.........................       96.3                       (2.3)         94.0
    Other...................................        4.8                                      4.8
                                                -------      ------        -------       -------
              Total debt securities.........    $ 590.3        $0.9         $(28.0)      $ 563.2
                                                =======      ======        =======       =======

                      ASSOCIATES FIRST CAPITAL CORPORATION

     The amortized cost and estimated market value of debt securities at December 31, 1995 and 1994, by contractual maturity, are shown below (in millions):

                                                       1995                        1994
                                              ----------------------      ----------------------
                                                           ESTIMATED                   ESTIMATED
                                              AMORTIZED     MARKET        AMORTIZED     MARKET
                                                COST         VALUE          COST         VALUE
                                              ---------    ---------      ---------    ---------
    Due in one year or less................    $ 159.0      $ 159.6        $  93.2      $  92.1
    Due after one year through five
      years................................      379.9        390.4          384.3        369.6
    Due after five years through ten
      years................................      187.5        194.6          110.8         99.6
    Due after ten years....................      123.4        123.9            2.0          1.9
                                               -------      -------        -------      -------
                                               $ 849.8      $ 868.5        $ 590.3      $ 563.2
                                               =======      =======        =======      =======

  Equity Securities

     Equity security investments are recorded at market value. Concurrent with the adoption of SFAS No. 115 in 1994, the Company classified its investments in equity securities as trading securities and included in earnings unrealized gains or losses on such securities. Prior to adoption, unrealized gains or losses were reported as a component of stockholder's equity, net of tax. The estimated market value at December 31, 1995 and 1994 was $12.6 million and $41.9 million, respectively. Historical cost at December 31, 1995 and 1994 was $8.5 million and $38.9 million, respectively.

     Estimated market values of debt and equity securities are based on quoted market prices.

NOTE 17 -- BUSINESS SEGMENT INFORMATION

     First Capital's primary business activities are consumer finance and commercial finance. The consumer finance operation is engaged in making and investing in home equity, personal lending and sales finance receivables, credit card receivables, primarily through a wholly-owned credit card bank, and providing sales financing of manufactured housing. The commercial finance operation is principally engaged in financing sales of transportation and industrial equipment and leasing, and sales of other financial services, including auto fleet leasing and management, relocation services and auto club and roadside assistance services. The Company has an insurance operation which is engaged in underwriting credit life, credit accident and health, property and casualty, and accidental death and dismemberment insurance, principally for customers of the finance operations. Such insurance activity is conducted by the company's licensed insurance agents and managed as a separate activity. Insurance sales are dependent on the business activities and volumes of the consumer and commercial business. Accordingly, insurance revenues and related claims are included in the consumer and commercial business to which they relate.

                      ASSOCIATES FIRST CAPITAL CORPORATION

     The following table sets forth information by business segment (in millions):

                                               BUSINESS SEGMENT(1)
                                             -----------------------
                                             CONSUMER     COMMERCIAL                    FOREIGN
                                              FINANCE     FINANCE(2)    COMBINED     OPERATIONS(1)
                                             ---------    ----------    ---------    -------------
Year Ended or at December 31, 1995
  Revenue..................................  $ 4,595.6    $ 1,511.6     $ 6,107.2      $   765.3
                                             =========    =========     =========      =========
  Operating income:
     From segment..........................  $ 1,010.2    $   313.7     $ 1,323.9      $   284.4
     Corporate and other(3)................      (95.6)       (30.2)       (125.8)         (90.7)
                                             ---------    ---------     ---------      ---------
          Total............................  $   914.6    $   283.5     $ 1,198.1      $   197.8
                                             =========    =========     =========      =========
  Total assets.............................  $27,128.2    $14,175.7     $41,303.9      $ 4,102.8
                                             =========    =========     =========      =========
Year Ended or at December 31, 1994
  Revenue..................................  $ 3,691.3    $ 1,234.5     $ 4,925.8      $   587.5
                                             =========    =========     =========      =========
  Operating income:
     From segment..........................  $   823.7    $   288.2     $ 1,111.9      $   217.8
     Corporate and other(3)................      (70.6)       (23.9)        (94.5)         (88.4)
                                             ---------    ---------     ---------      ---------
          Total............................  $   753.1    $   264.3     $ 1,017.4      $   133.9
                                             =========    =========     =========      =========
  Total assets.............................  $23,322.9    $11,960.6     $35,283.5      $ 3,649.7
                                             =========    =========     =========      =========
Year Ended or at December 31, 1993
  Revenue..................................  $ 3,039.2    $ 1,075.6     $ 4,114.8      $   467.7
                                             =========    =========     =========      =========
  Operating income:
     From segment..........................  $   649.8    $   261.9     $   911.7      $   137.9
     Corporate and other(3)................      (65.1)       (25.3)        (90.4)         (68.4)
                                             ---------    ---------     ---------      ---------
          Total............................  $   584.7    $   236.6     $   821.3      $    72.5
                                             =========    =========     =========      =========
  Total assets.............................  $19,884.3    $10,155.3     $30,039.6      $ 2,971.5
                                             =========    =========     =========      =========

---------------

(1) The revenues, operating income and total assets of the Company's foreign operations are included in the business segments of the Company as set forth above. The foreign operations of the Company consist principally of its consumer finance operation in Japan (more than 70% of total foreign operations) and, to a lesser extent, its consumer and commercial operations in the United Kingdom, Canada, Puerto Rico and Mexico. Total revenue, operating income and total assets, respectively, for Japan were:
    1995 -- $587.7 million, $164.8 million and $3.0 billion, respectively;
    1994 -- $448.1 million, $129.5 million and $2.8 billion, respectively; and 1993 -- $345.1 million, $78.7 million and $2.2 billion, respectively.

(2) Includes information pertaining to the financing of manufactured housing purchases which are managed by the commercial finance operation.

(3) Includes operating income pertaining to the Company's non-operating subsidiaries.

    Capital expenditures and depreciation and amortization expense are not significant.

                      ASSOCIATES FIRST CAPITAL CORPORATION

NOTE 18 -- SUBSEQUENT EVENT

     On February 8, 1996, the Company paid a dividend in the amount of $1.75 billion to its Ford-affiliated parent in the form of an intercompany note.

NOTE 19 -- UNAUDITED QUARTERLY FINANCIAL DATA

     The following table sets forth the unaudited quarterly results of operations (in millions, except earnings per share):

                                                                    1995
                                                  -----------------------------------------
                                                   FOURTH     THIRD      SECOND     FIRST
                                                  QUARTER    QUARTER    QUARTER    QUARTER
                                                  --------   --------   --------   --------
    Finance charges.............................  $1,467.4   $1,426.6   $1,377.8   $1,289.0
                                                  ========   ========   ========   ========
    Interest expense............................  $  570.9   $  557.5   $  540.3   $  509.2
                                                  ========   ========   ========   ========
    Earnings before provision for income
      taxes.....................................  $  324.6   $  327.6   $  272.1   $  273.8
    Provision for income taxes..................     129.7      130.1      109.7      105.5
                                                  --------   --------   --------   --------
    Net earnings................................  $  194.9   $  197.5   $  162.4   $  168.3
                                                  ========   ========   ========   ========
    Net earnings per share......................  $          $          $          $
                                                  ========   ========   ========   ========

                                                                    1994
                                                  -----------------------------------------
                                                   FOURTH     THIRD      SECOND     FIRST
                                                  QUARTER    QUARTER    QUARTER    QUARTER
                                                  --------   --------   --------   --------
    Finance charges.............................  $1,235.4   $1,135.9   $1,053.7   $1,020.2
                                                  ========   ========   ========   ========
    Interest expense............................  $  468.6   $  429.1   $  393.1   $  366.5
                                                  ========   ========   ========   ========
    Earnings before provision for income
      taxes.....................................  $  280.8   $  272.0   $  232.0   $  232.6
    Provision for income taxes..................     117.5      109.3       95.0       92.3
                                                  --------   --------   --------   --------
    Net earnings................................  $  163.3   $  162.7   $  137.0   $  140.3
                                                  ========   ========   ========   ========
    Net earnings per share......................  $          $          $          $
                                                  ========   ========   ========   ========

                      ASSOCIATES FIRST CAPITAL CORPORATION

NOTE 20 -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY ONLY)

     Condensed unconsolidated financial information of Associates First Capital Corporation as of or for the years ended December 31, 1995, 1994 and 1993 were as follows (in millions):

                        CONDENSED STATEMENT OF EARNINGS

                                                                      YEAR ENDED DECEMBER 31
                                                                   -----------------------------
                                                                    1995       1994       1993
                                                                   -------    -------    -------
Revenue
  Interest and other income......................................  $  10.2    $   8.7    $   6.7
  Dividends from subsidiaries....................................    284.0      270.5      242.7
                                                                   -------    -------    -------
                                                                     294.2      279.2      249.4
Expenses
  Interest expense...............................................     66.0       54.8       51.1
  Operating expenses.............................................     23.3       16.2       15.3
                                                                   -------    -------    -------
                                                                      89.3       71.0       66.4
                                                                   -------    -------    -------
Income before credit for Federal income taxes and equity in net
  earnings of subsidiaries.......................................    204.9      208.2      183.0
Credit for Federal income taxes resulting from tax agreements
  with subsidiaries..............................................     28.0       21.7       21.2
                                                                   -------    -------    -------
Earnings before equity in undistributed earnings of
  subsidiaries...................................................    232.9      229.9      204.2
Equity in undistributed earnings of subsidiaries.................    490.2      373.4      289.8
                                                                   -------    -------    -------
Net earnings.....................................................  $ 723.1    $ 603.3    $ 494.0
                                                                   =======    =======    =======

                 See notes to condensed financial information.

                      ASSOCIATES FIRST CAPITAL CORPORATION

                            CONDENSED BALANCE SHEET

                                                                             DECEMBER 31
                                                                        ---------------------
                                                                          1995         1994
                                                                        --------     --------
Assets
  Investment in and advances to subsidiaries, eliminated in
     consolidation, and other.........................................  $5,774.5     $5,306.3
                                                                        --------     --------
          Total assets................................................  $5,774.5     $5,306.3
                                                                        ========     ========
Liabilities and Stockholder's Equity
  Accounts payable and accruals.......................................  $   52.5     $   33.0
  Bank lines..........................................................      85.0
  Notes payable and long-term debt(2).................................     835.9        836.5
  Stockholder's equity(1).............................................   4,801.1      4,436.8
                                                                        --------     --------
          Total liabilities and stockholder's equity..................  $5,774.5     $5,306.3
                                                                        ========     ========

     The estimated fair value of notes payable and long-term debt at December 31, 1995 and 1994 was $878.6 million and $829.4 million, respectively. Fair values were estimated by discounting expected cash flows at discount rates currently available to the Company for debt with similar terms and remaining maturities.

                 See notes to condensed financial information.

                       CONDENSED STATEMENT OF CASH FLOWS
                                 (IN MILLIONS)

                                                                     YEAR ENDED DECEMBER 31
                                                                --------------------------------
                                                                  1995        1994        1993
                                                                --------    --------    --------
Cash Flows from Operating Activities
  Net earnings................................................  $  723.1    $  603.3    $  494.0
  Adjustments to net earnings for noncash items:
     Amortization and depreciation............................       0.1         0.1         0.1
     Increase (decrease) in accounts payable and accruals.....      19.5        13.1        (6.5)
     Equity in undistributed earnings of subsidiaries.........    (490.2)     (373.4)     (289.8)
  Other.......................................................      29.5       (20.9)       (0.6)
                                                                --------    --------    --------
          Net cash provided from operating activities.........     282.0       222.2       197.2
                                                                --------    --------    --------
Cash Flows from Investing Activities
  Cash dividends from subsidiaries(1).........................     284.0       270.5       242.7
  Increase in investments in and advances to subsidiaries.....    (492.6)     (737.5)     (477.6)
                                                                --------    --------    --------
          Net cash used for investing activities..............    (208.6)     (467.0)     (234.9)
                                                                --------    --------    --------
Cash Flows from Financing Activities
  Increase in notes payable and long-term debt(2).............     438.9       352.7       231.6
  Capital contribution from parent............................     200.0       215.1       200.0
  Cash dividends paid.........................................    (318.0)     (288.1)     (226.0)
  Retirement of long-term debt................................    (354.4)     (188.9)     (244.2)
                                                                --------    --------    --------
          Net cash (used for) provided from financing
            activities........................................     (33.5)       90.8       (38.6)
Effect of foreign currency translation adjustments on cash....     (41.7)      153.8        74.9
                                                                --------    --------    --------
Decrease in cash and cash equivalents.........................      (1.8)       (0.2)       (1.4)
Cash and cash equivalents at beginning of period..............      (1.1)       (0.9)        0.5
                                                                --------    --------    --------
Cash and cash equivalents at end of period....................  $   (2.9)   $   (1.1)   $   (0.9)
                                                                ========    ========    ========

NOTES TO CONDENSED FINANCIAL INFORMATION:

(1) The ability of the Company's subsidiaries to transfer funds to the Company in the form of cash dividends is restricted pursuant to the terms of certain debt agreements entered into by the Company's principal operating subsidiary, Associates Corporation of North America. See NOTE 9 to the supplemental combined financial statements for a summary of the most significant of these restrictions.

(2) Notes payable and long-term debt bear interest at rates from 4.79% to 13.75%. The estimated maturities of the notes outstanding, at December 31, 1995, during subsequent years were as follows (in millions):

                1996................................................  $  279.5
                1997................................................     208.1
                1998................................................     142.2
                1999................................................     113.9
                2000................................................      92.2
                                                                      --------
                                                                      $  835.9
                                                                      ========